SECOND AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

OPERATING EXPENSE LIMITATION AGREEMENT

with

ENVESTNET ASSET MANAGEMENT, INC.

THIS SECOND AMENDMENT dated as of December 27, 2017, to the Operating Expense Limitation Agreement, dated as of June 15, 2010, as amended October 27, 2016 (the “Agreement”), is entered into by and between Trust for Professional Managers (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and Envestnet Asset Management, Inc. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to revise and replace Section 2 of the Agreement to clarify the term “Operating Expenses” as defined in the Agreement does not include Rule 12b-1 fees or shareholder servicing plan fees; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Amended Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the purpose of revising the Annual Limit for each Fund; and

Section 2 of the Agreement, is hereby replaced and superseded by the following:

“2. DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to the Funds is defined to include all expenses necessary or appropriate for the operation of the Fund and each of their classes, if any, including the Adviser’s investment management fee detailed in the Investment Advisory Agreement and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, Rule 12b-1 plan fees, shareholder servicing plan fees, taxes, leverage (i.e., any expenses incurred in connection with borrowings made by a Fund), interest (including interest incurred in connection with bank and custody overdrafts), brokerage commissions and other transactional expenses, expenses incurred in connection with any merger or reorganization, dividends or interest on short positions, acquired fund fees and expenses or extraordinary expenses such as litigation.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A		ENVESTNET ASSET MANAGEMENT, INC.
By:	/s/ John P. Buckel	By:	/s/ Brandon Thomas
Name:	John P. Buckel	Name:	Brandon Thomas
Title:	President	Title:	Chief Investment Officer

Amended Schedule A
to the

TRUST FOR PROFESSIONAL MANAGERS

OPERATING EXPENSE LIMITATION AGREEMENT

with

ENVESTNET ASSET MANAGEMENT, INC.

Series and Class of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets
PMC Core Fixed Income Fund	0.75%
PMC Diversified Equity Fund	1.10%